Exhibit 8(b)



                          CitiFunds Fixed Income Trust
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109

                              __________ __, 1998


State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

        Re:    CitiFunds Fixed Income Trust - Custodian Contract

Ladies and Gentlemen:

     Pursuant to Section 17 of the Custodian Contract dated as of September 1, 1997(the "Contract"), between CitiFunds Fixed Income Trust (formerly known as Landmark Fixed Income Funds) (the "Trust") and State Street Bank and Trust Company (the "Custodian"), we hereby request that CitiFunds Diversified Income Portfolio (the "Fund") be added to the list of series of the Trust to which the Custodian renders services as custodian under the terms of the Contract.

        Please sign below to evidence your agreement to render services as custodian on behalf of the Fund and to add the Fund as a beneficiary under the Contract.

                                    CITIFUNDS FIXED INCOME TRUST


                                    By:______________________________


                                    Title:___________________________


Agreed:

STATE STREET BANK AND TRUST COMPANY


By:_____________________________


Title:__________________________